Exhibit 99.1

To our Shareholders and Friends

We are filing today an 8-K report which indicates that the Board of Directors, in response to my recommendation, has extended the period in which non-employee Directors can exercise vested stock options to two years after the end of their board service. Previously the limit had been six months.

I want to be sure you understand the scope of this change:

•	It only applies to non-employee directors

•	It only applies to options vested as of a director’s departure date

•	It extends the period of exercise but does not change any other features of option grants

Under the HH directors’ stock option plan, stock options vest over 3 years with 40% of an option grant vesting on the date of grant and the remainder ratably over the next three anniversaries.

The two year period is more consistent with common practice. According to a study made for us, less than 25% of companies allow option exercises for retirements (as most director departures are classified) for 2 years or less and approximately 33% allow exercises for the full term of the option.

I recommended the change to the Board. My rationale is that it has been the practice, although not a requirement, that directors not exercise options while serving on the board of directors. Leaving a director with only a six month period in which to exercise options post termination is unfairly short and is out of step with current practices. The total cost to the company of this change under FAS 123R is less than $50,000.

Jon F Chait

Chairman & CEO